Exhibit 99.4

Unaudited Pro Forma Condensed Combined Financial Information

The following unaudited pro forma condensed combined financial data is provided for informational purposes only. The unaudited pro forma condensed combined financial information is not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of January 1, 2011 and does not intend to project the future financial results of Kellogg Company after the transaction. The unaudited pro forma condensed combined balance sheet does not purport to reflect what our financial condition would have been had the transaction closed on March 31, 2012 or for any future or historical period.

Kellogg Company’s fiscal year ended on December 31, 2011 and Pringles fiscal year ended on June 30, 2011. The unaudited pro forma condensed combined balance sheet combines the interim unaudited consolidated balance sheets of both Kellogg Company and Pringles as of March 31, 2012. The full-year unaudited pro forma condensed combined income statement combines Kellogg Company’s year ended December 31, 2011 with the Pringles year ended June 30, 2011. The full-year unaudited pro forma condensed combined income statement for Pringles was subsequently adjusted to include Pringles results for the six months ended December 31, 2011 and to exclude the Pringles results for the six months ended December 31, 2010. The interim unaudited pro forma condensed combined income statement combines Kellogg Company three months ended March 31, 2012 and Pringles nine months ended March 31, 2012. The nine months ended March 31, 2012 unaudited pro forma condensed combined income statement for Pringles was subsequently adjusted to exclude Pringles results for the six months ended December 31, 2011

You should read the unaudited pro forma condensed combined financial information in conjunction with the following information:

•	Notes to the unaudited pro forma condensed combined financial information.

•	Current Report on Form 8-K filed May 31, 2012.

•

Unaudited interim financial statements of Kellogg Company as of and for the quarter ended March 31, 2012 which are included in the Form 10-Q filing for the quarter ended March 31, 2012, as filed with the SEC.

•	Audited financial statements of Kellogg Company as of and for the year ended December 31, 2011, which are included in the Form 10-K filing for the year ended December 31, 2011, as filed with the SEC.

•	Audited combined financial statements of the Pringles business as of and for the year ended June 30, 2011, which are included in Exhibit 99.2 of this document.

•	Unaudited condensed combined financial statements of the Pringles business as of and for the nine months ended March 31, 2012, which are included in Exhibit 99.3 of this document.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of March 31, 2012

(in millions)

	Kellogg Company	Pringles*	Pro Forma Adjustments		Pro Forma
Current assets
Cash and cash equivalents	$404	$—	$(404	)(a)	$—
Accounts receivable, net	1,304	119			1,423
Inventories	1,144	123	5	(c)	1,272
Other current assets	340	8	5	(d,l)	353

Total current assets	3,192	250	(394)		3,048

Property, net	3,295	354	(17	)(e)	3,632
Goodwill	3,628	—	1,409	(f)	5,037
Other intangibles, net	1,454	—	736	(g)	2,190
Other assets	565	2	24	(h,i)	591

Total assets	$12,134	$606	$1,758		$14,498

Current liabilities
Current maturities of long-term debt	$1,525	$—	$—		$1,525
Notes payable	59	—	541	(a)	600
Accounts payable	1,186	75	(38	)(i,j,k)	1,223
Other current liabilities	1,241	106	(93	)(j)	1,254

Total current liabilities	4,011	181	410		4,602

Long-term debt	4,254		1,740	(a)	5,994
Deferred income taxes	648	29	(26	)(h)	651
Pension liability	550		49	(l)	599
Other liabilities	607	5	—		612

Commitments and contingencies

Equity
Common stock	105	—	—		105
Capital in excess of par value	530	—	—		530
Retained earnings	6,917	360	(384	)(d,k,m)	6,893
Treasury stock	(3,142)	—	—		(3,142)
Accumulated other comprehensive income (loss)	(2,348)	31	(31	)(m)	(2,348)

Total Kellogg Company equity	2,062	391	(415)		2,038
Noncontrolling interests	2		—		2

Total Equity	2,064	391	(415)		2,040

Total liabilities and equity	$12,134	$606	$1,758		$14,498

*	Unaudited condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2011

(in millions, except per share data)

	Kellogg Company	Pringles (n)	Pro Forma Adjustments		Pro Forma
Net sales	$13,198	$1,525	$—		$14,723
Cost of goods sold	7,750	1,008	$2	(e)	8,760
Selling, general and administrative expense	3,472	318	1	(g)	3,791

Operating profit	$1,976	$199	$(3)		$2,172

Interest expense	233	—	43	(a)	276
Other income (expense), net	(11)	—	(2	)(i)	(13)

Income before income taxes	1,732	199	(48)		1,883

Income taxes	503	49	(17	)(b)	535

Net income	$1,229	$150	$(31)		$1,348

Net loss attributable to noncontrolling interests	(2)	—	—		(2)

Net income attributable to Kellogg Company	$1,231	$150	$(31)		$1,350

Per share amounts:
Basic	$3.40				$3.73
Diluted	$3.38				$3.71
Average shares outstanding:
Basic	362				362
Diluted	364				364

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Quarter Ended March 31, 2012

(in millions, except per share data)

	Kellogg Company	Pringles (o)	Pro Forma Adjustments		Pro Forma
Net sales	$3,440	$347	$—		$3,787
Cost of goods sold	2,069	$241	$1	(e)	$2,311
Selling, general and administrative expense	836	74	—		910

Operating profit	$535	$32	$(1)		$566

Interest expense	33	—	11	(a)	44
Other income (expense), net	13	—	—		13

Income before income taxes	515	32	(12)		535

Income taxes	157	14	(4	)(b)	167

Net income	$358	$18	$(8)		$368

Net loss attributable to noncontrolling interests	—		—		—

Net income attributable to Kellogg Company	$358	$18	$(8)		$368

Per share amounts:
Basic	$1.00				$1.03
Diluted	$1.00				$1.03
Average shares outstanding:
Basic	357				357
Diluted	359				359

Notes to Unaudited Pro Forma Condensed Combined Financial Information

1. Transaction

The unaudited pro forma combined financial information reflects the Acquisition of Pringles for an estimated purchase price of $2.685 billion which includes reductions for net purchase price adjustments totaling approximately $10 million.

The purchase was funded as follows:

(millions)
U.S. Dollar Notes	$1,442
Canadian Dollar Notes*	298
Europe commercial paper	522
U.S. commercial paper**	19
Kellogg Company existing cash	404

Total consideration	$2,685

* Represents proceeds used for general corporate purposes, which included repayment of intercompany debt. This repayment resulted in cash available to be used for a portion of the Acquisition of Pringles.

** Represents the difference between cash on the Kellogg Company balance sheet at March 31, 2012 and the incremental amount required to fund the Acquisition on May 31, 2012.

The preliminary allocation of the total cost of the Acquisition to Pringles tangible and intangible assets and liabilities based on management’s preliminary estimate of fair value is summarized as follows:

(millions)
Historical net book value of Pringles	$391
Goodwill resulting from the transaction	1,409
Preliminary valuation of indefinite-lived intangible assets—brand	727
Preliminary valuation of other intangible assets—customer relationships	9
Preliminary valuation of property	(17)
Adjustment of Pringles historical inventory to estimated fair value	5
Elimination of Pringles historical accounts payable excluded from the Acquisition	66
Elimination of Pringles historical other current liabilities excluded from the Acquisition	93
Net adjustment to reflect pension and non-pension postretirement liabilities assumed	(40)
Deferred tax impact of preliminary valuation adjustments	42

Total acquisition cost allocated	$2,685

2. Unaudited Pro Forma Condensed Combined Financial Information Compared to Historical Financial Information

The unaudited pro forma condensed combined balance sheet includes adjustments made to historical financial information that were calculated assuming the transaction had been completed as of March 31, 2012. We have based the unaudited pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. The adjustments reflect our preliminary estimates of the purchase price allocation, which may change upon finalization of appraisals and other valuation studies that are in process.

The unaudited pro forma condensed combined income statement includes adjustments made to historical financial information that were calculated assuming the transaction had been completed as of the beginning of the period presented. The unaudited pro forma condensed combined financial information does not include the impact of potential cost savings or other operating efficiencies that could result from the Acquisition.

The following items resulted in adjustments reflected in the unaudited pro forma condensed combined financial information:

a.	Kellogg Company incurred additional long-term and short-term debt to partially fund the Acquisition. The balance of the purchase price was funded from available cash. Debt issued to fund the Acquisition and the calculation of pro forma interest expense for the periods presented is as follows:

			Interest Expense
	Effective	Balance	Quarter ended	Year ended
(millions, except rate data)	Interest Rate	Outstanding	March 31, 2012	December 31, 2011
Europe commercial paper	0.65%	$522	$0.8	$3.4
U.S. commercial paper	0.24%	19	—	—
Two year Canadian Dollar Notes due 2014	2.11%	298	1.6	6.3
Three year U.S. Dollar Notes due 2015	1.16%	350	1.0	4.0
Five year U.S. Dollar Notes due 2017	1.86%	398	1.9	7.4
Ten year U.S. Dollar Notes due 2022	3.21%	694	5.6	22.3

		$2,281	$10.9	$43.4

The effective interest rate and outstanding balances above factor in the impact of discounts where applicable.

A 0.125% increase in the interest rates on floating rate U.S. and Europe commercial paper outstanding would increase interest expense on a pro forma basis by $0.7 million for year ended December 31, 2011 and $0.2 million for the quarter ended March 31, 2012.

b.	Income tax impacts resulting from pro forma adjustments were calculated utilizing the Kellogg Company statutory rate of 36.3% for all periods presented.

c.	Reflects the adjustment of Pringles historical finished goods inventory to estimated fair value.

d.	Kellogg Company capitalized fees totaling approximately $4 million at March 31, 2012 related to a bridge facility to fund the Acquisition and related costs. The facility was terminated on May 17, 2012 and related fees were expensed. Other current assets and retained earnings were adjusted to reflect the termination on a pro forma basis.

e.	Pringles historical property and equipment acquired was adjusted to our current estimate of fair value and reflect the preliminary results of ongoing appraisals. The appraisals are expected to be finalized in the remainder of 2012.

Property and equipment acquired is expected to be depreciated on a straight-line basis over the following lives:

Building structures and components	5-35 years
Machinery and equipment	5-20 years
Office equipment	4-5 years

Depreciation expense for the year ended December 31, 2011 was increased $2 million in the unaudited pro forma condensed combined income statement to reflect the asset lives and valuation based on preliminary results of the appraisals. For the interim period, the change in depreciation expense was approximately $1 million.

If the estimated useful lives of property and equipment increased or decreased by one year, the resulting pro forma adjustment would be a decrease of $7 million or an increase of $9 million, respectively on an annual basis.

f.	Goodwill of approximately $1.4 billion was created as a result of the Acquisition. Goodwill allocated to entities in the United States is expected to be deductible for tax purposes.

g.	Intangible assets were created as a result of the Acquisition including an indefinite-lived brand asset with a fair value of approximately $727 million and customer relationships with a fair value of approximately $9 million. The intangible asset related to customer relationships was determined to have an estimated useful life of 15 years and will be amortized on a straight-line basis over that period.

h.	Deferred tax assets and liabilities were adjusted on a pro forma basis for the following:

Deferred tax assets
U.S. non-pension postretirement	$11 million (included within other assets)
Belgium property and equipment	$5 million (included within other assets)
Deferred tax liabilities
Non-U.S. inventory adjustment	$1 million
Non-U.S. customer relationships	$2 million

The non-current deferred tax liability related to timing differences between tax and book depreciation totaling approximately $29 million was adjusted to zero to reflect the transaction.

i.	Underwriting and professional fees incurred in conjunction with the debt issuance discussed in footnote 1 totaled approximately $8 million and were capitalized in other assets and accrued in accounts payable. Amortization is reflected in the pro forma income statements based on a weighted average term of approximately 5 years. For the interim period, the debt issuance cost amortization was insignificant.

j.	Accounts payable and other current liabilities were adjusted to reflect our estimate of the specific liabilities incurred under the terms of the purchase agreement. These items consist primarily of accounts payable in certain jurisdictions estimated at $9 million and accrued vacation (other current liabilities) estimated at $13 million, resulting in an adjustment of $66 million to accounts payable and $93 million to other current liabilities.

k.	Accounts payable was adjusted for estimated Acquisition costs totaling $20 million and equity was reduced by the same amount. Costs include legal, consulting, regulatory, filing and other fees directly related to the Acquisition.

l.	Pension and non-pension postretirement accruals totaling $49 million were recorded based on preliminary estimates of the liability to be assumed for plans in the United States and Belgium. Additionally, an amount due from P&G totaling $9 million was recorded in other current assets representing reimbursement of a portion of the liability per the terms of the purchase agreement.

m.	Historical equity accounts of the Pringles business were eliminated as a result of the Acquisition. Adjustment also reflects transaction costs of $20 million described in footnote k and bridge facility fees of $4 million discussed in footnote d. Both were expensed in conjunction with the Acquisition.

n.

	Pringles
	Year ended June 30, 2011 (audited)	Six month period ended December 31, 2011 (unaudited)	Six month period ended December 31, 2010 (unaudited)	Year ended December 31, 2011 (unaudited)
(millions)	(A)	(B)	(C)	(A+B-C)
Net sales	$1,456	$777	$708	$1,525
Cost of goods sold	924	$531	$447	1,008
Selling, general and administrative expense	334	155	171	318

Operating profit	$198	$91	$90	199

Interest expense	—	—	—	—
Other income (expense), net	—	—	—	—

Income before income taxes	198	91	90	199

Income taxes	45	25	21	49

Net income	$153	$66	$69	150

Net loss attributable to noncontrolling interests	—	—	—	—

Net income attributable to Kellogg Company	$153	$66	$69	$150

o.

	Pringles
	Nine months ended March 31, 2012 (unaudited)	Six month period ended December 31, 2011 (unaudited)	Quarter ended March 31, 2012 (unaudited)
(millions)	(A)	(B)	(A-B)
Net sales	$1,124	$777	$347
Cost of goods sold	772	$531	241
Selling, general and administrative expense	229	155	74

Operating profit	$123	$91	32

Interest expense	—	—	—
Other income (expense), net	—	—	—

Income before income taxes	123	91	32

Income taxes	39	25	14

Net income	$84	$66	18

Net loss attributable to noncontrolling interests	—	—	—

Net income attributable to Kellogg Company	$84	$66	$18